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                                                         EXHIBIT 10-w

                    [AMSOUTH BANK LETTERHEAD APPEARS HERE]


                                        October 7, 1997

Ms. Kristen M. Hudak
4212 Antietam Drive
Birmingham, AL 35213

Dear Kris:

This letter will confirm our agreement regarding the terms of your future employment relationship with AmSouth Bank (together with its affiliates, "AmSouth").

1.  Duties

     (a) From the date of your acceptance of this agreement until December 31, 1997 (the "First Employment Period"), you will continue with your current duties as Senior Executive Vice President, Financial and Operations Group, including
your duties as Chief Financial Officer of AmSouth.   Notwithstanding the
foregoing, if in the judgment of the Chief Executive Officer of AmSouth it would be in the best interests of AmSouth for you to relinquish some or all of such duties on a date prior to December 31, 1997, then you agree to do so and in such case the First Employment Period will end on that earlier date.

     (b) If as of the last day of the First Employment Period you have not begun full-time employment with a new employer (as used in this agreement, new employment shall include full-time, self-employment), then during the period (the "Second Employment Period") beginning on the day next following the First Employment Period and ending on March 31, 1998, and during any Third Employment Period that you may be employed by AmSouth as provided in Section 2(a) hereof, your duties will be to handle such special projects as may be assigned to you from time to time by the Chief Executive Officer of AmSouth. You and AmSouth agree that you may be employed by both a new employer and by AmSouth during the Second Employment Period only. In such event, your duties at AmSouth would be adjusted so as not to prevent you from performing your duties for your new employer and your compensation would be as provided in Section 2 hereof. In addition, in such event you agree that you will not hold yourself out to your new employer as still being under the direction of AmSouth, will disclaim any right to be covered under AmSouth's indemnification policies or under its director and officer liability or other insurance and will take such other actions as may be reasonably requested by AmSouth so as to avoid any such insurance covering you or your actions in your new employment or in any other activity.


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     (c) You agree to use your best efforts to obtain new employment as soon as possible. You agree that until you obtain new employment, your primary activity will be to obtain new employment. On a monthly basis and otherwise when and if from time to time requested, you will advise the Executive Vice President, Human Resources as to the status of your search for new employment.

     (d) Notwithstanding anything to the contrary in this agreement, (i) you may voluntarily terminate your employment relationship with AmSouth at any time and thereby forego any and all compensation otherwise payable to you after such date as a result of such relationship as described in Section 2 hereof, and (ii) you agree that your employment with AmSouth may be terminated at any time by AmSouth and that you would not receive any compensation otherwise payable to you after such termination, upon (x) during the First Employment Period, your willful and continued failure to substantially perform your duties (other than any such failure resulting from your disability as defined in the AmSouth Bancorporation 1996 Long Term Incentive Compensation Plan), after a written demand from the Chief Executive Officer to you that specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties, and you have failed to remedy the situation within thirty calendar days of receiving such notice, (y) your conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony or (z) the willful engaging by you in gross misconduct materially and demonstrably injurious to AmSouth, as determined by the Chief Executive Officer, provided that no act or failure to act on your part will be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of AmSouth.

2.  Compensation

     (a) Base Salary. You will continue to be paid your base salary at a rate of $27,917 per month during the First Employment Period. During the Second Employment Period you will continue to be paid a base salary at such rate until the date that you begin new employment elsewhere. If you have already begun new employment elsewhere as of the first day of the Second Employment Period you will not receive any base salary but will nonetheless continue to be considered employed by AmSouth during the Second Employment Period. If as of March 31, 1998 the Second Employment Period is still continuing and you advise the Executive Vice President, Human Resources in writing on that date that you do not expect to begin new employment elsewhere by April 1, 1998, then a final period of employment (the "Third Employment Period") will begin as of April 1, 1998 and will end on the earlier to occur of (i) the date that you begin employment elsewhere or (ii) June 30, 1998. You will continue to be paid a base salary at a rate of $27,917 per month during the Third Employment Period, if any.


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     (b)  Continuation of Certain Benefits.  AmSouth will continue to pay the current premiums which it now pays for your present medical and dental and life insurance benefits through the First Employment Period and the Second Employment Period, and if there is a Third Employment Period through such Third Employment Period. You will receive separate information regarding your rights to continuation of health insurance following your termination of employment. To the extent that you have such rights, this agreement will not impair those rights.

      (c) Other Benefits. You will continue to receive your current car allowance, matching payments under any defined contribution retirement plan, payment of home security service fees, reimbursement for country club and other club dues, reimbursement for financial planning services and any other perquisites which you are currently receiving (except for health and insurance benefits which are covered in Section 1(b) and except for other compensation or benefits which may be covered expressly below in this agreement) only until December 31, 1997. You will not receive any such amounts after December 31, 1997. Notwithstanding the foregoing, AmSouth will continue to pay for the financial planning services of The Ayco Company, L.P. through April 30, 1998 if requested by you.

     (d) EIP. You will be considered to be working for AmSouth as of the "Award Date" for the 1997 "Plan Year" as defined in the AmSouth Bancorporation Executive Incentive Plan (the "EIP Plan"), and will be eligible for an Award under the normal terms of such EIP Plan on such Award Date. AmSouth agrees that such Award Date will be not later than March 31, 1998.

     (e) LTIP. Subject to Section 1(d) hereof, you will be considered to be employed by AmSouth during the First Employment Period and the Second Employment Period and during any Third Employment Period, and will thereby be eligible during such Employment Periods as may occur to exercise "Options" and to vest in any shares of "Restricted Stock" as may have been heretofore granted to you under the AmSouth Bancorporation 1989 Long Term Incentive Compensation Plan and the AmSouth Bancorporation 1996 Long Term Incentive Compensation Plan (together, the "LTIP Plan"), so long as any such exercise or vesting is in accordance with the normal terms of the LTIP Plan (other than the terms of such plan concerning accelerated vesting in the event of a change in control of AmSouth). For purposes of clarity, this means that, subject to Section 1(d) hereof, you will have a total of 45,000 Options under the LTIP Plan which will be exercisable prior to the end of the Third Employment Period, and a total of 15,000 shares of Restricted Stock which will vest prior to the end of the Third Employment Period. You agree that you will sign an agreement at the time that you receive such shares of Restricted Stock by which you make the same waiver and release as of such date as is made in Section 4(f) hereof.

     (f) Outplacement Benefits. During any part of the First or Second Employment Periods that you have not yet begun new employment, and during any Third Employment Period, you will be eligible for outplacement benefits, including use of office facilities that provide you with a separate office with a door and secretarial support and access to career counseling services.



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     (g)  No Rights to Other Compensation.  You agree that you will have no rights to any other compensation or benefits, whether under a plan or otherwise, from AmSouth or any plan sponsored by AmSouth during any Employment Period or thereafter, or otherwise as a result of this agreement, except as expressly provided above. Notwithstanding the generality of the foregoing, you expressly acknowledge and agree that you will have no right to (i) receive any "Restricted Stock" or any "Opportunity" under the terms of the AmSouth Bancorporation 1997 Performance Incentive Plan, (ii) receive any payments under any AmSouth severance plan or (iii) receive any amounts under your Executive Severance Agreement, or any amounts under any compensation plan or grant letter under any compensation plan, which amounts are payable solely as a result of a change in control of AmSouth which occurs after December 31, 1997. Without limiting the foregoing, you hereby waive any right you might otherwise have for notice of termination of your Executive Severance Agreement, other than the notice provided in the previous sentence.

3.  Resignation

     (a) You agree that you will voluntarily resign, in writing addressed to the Chief Executive Officer of AmSouth, from your employment with AmSouth effective as the last date of your employment but no later than July 1, 1998. The effective date of such resignation, whether on or before July 1, 1998, is hereinafter referred to as the "Resignation Effective Date"). You will also agree to sign such other documents as may be reasonably be requested by AmSouth as of the Resignation Effective Date, including without limitation the document contemplated by Section 3(b) hereof.

     (b) As of the Resignation Effective Date you will acknowledge in writing that (i) you have been paid for your earned salary and benefits through that date and (ii) you make the same waiver and release as of such date as is made in
Section 4(f) hereof.

     (c) You agree that by not later than the last day of the First Employment Period you will have returned to AmSouth, and will acknowledge in writing that you have returned to AmSouth (i) any information you have about AmSouth's practices, procedures, trade secrets, customer lists, product marketing, or nonpublic financial information or strategic plans and (ii) any company badges, company identification cards, company credit cards, pagers, or other company property.

4.  Actions During and After Continued Employment

     (a) You agree that during your employment with AmSouth you will continue to be bound by and will comply with the AmSouth Statement of Responsibilities, as the same may be amended from time to time. You further agree that you will be bound by and will comply with such Statement after your employment with AmSouth ends, to the extent that the Statement so requires.



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     (b)  Without limiting subsection (a) of this Section 4, you agree that unless required or otherwise permitted by law, you will not disclose to others any information regarding the following:

     (i) Any information regarding AmSouth's practices, procedures, trade secrets, customer lists, product marketing or nonpublic financial information or strategic plans; or

     (ii) The terms of this agreement, the payments to be made to you as described herein or the fact of their payment, which are confidential except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must. AmSouth agrees that it will not disclose internally or externally the terms of this agreement, the payments to be made to your as described herein or the fact of their payment, except that it may disclose such information to employees, directors or agents of AmSouth who have a business need to know such information and except that AmSouth retains sole discretion to determine the content of any disclosure that in the opinion of counsel to AmSouth is required by law or regulation.

     (c) You agree that you will reasonably cooperate with and assist AmSouth in the future in responding to any government agency inquiries to the extent your assistance is reasonably necessary. You also agree that you will reasonably cooperate with and assist AmSouth in responding to any claims or lawsuits to the extent your assistance is reasonably necessary. AmSouth agrees that it will pay your reasonable out-of-pocket expenses, if any, in connection with any such cooperation and assistance on your part described in the prior two sentences.
In addition, as an employee or former employee of AmSouth you are entitled to indemnification and for advancement of expenses if and to the extent provided for in the Certificate of Incorporation of AmSouth.

     (d) You agree that you will not seek unemployment compensation benefits and that the basis for your separation of employment makes you ineligible for such benefits.

     (e) You agree that you will not make any disparaging, false, misleading or negative comments or remarks about or regarding (i) your employment and separation of employment from AmSouth, and (ii) AmSouth and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns. AmSouth agrees that it will not make any disparaging, false, misleading or negative comments or remarks about or regarding you or your separation of employment from AmSouth.

     (f) You waive and release and promise never to assert any and all claims that you have or might have against AmSouth and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with AmSouth and/or the termination of your employment with AmSouth. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, including the amendments of the Civil Rights Act of 1991, the


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Americans with Disabilities Act, the Civil Rights Act of 1866, 42 U.S.C. Section
1981, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Fair Labor Standards Act, Executive Order 11246, the Family Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act, any other federal, state, or local law or regulation, and the law of contract and tort.

     (g) You do not waive rights or claims that may arise after the date this agreement is signed by you.

5.  Communications

     (a) You and AmSouth will mutually agree upon the content of any internal or external communications concerning your relinquishment of your current duties as contemplated in Section 1(b) above and your resignation from employment as contemplated in Section 3 above; provided, however, that AmSouth will retain sole discretion to determine the content of any disclosure that in the opinion of counsel to AmSouth is required by law or regulation.

     (b) You acknowledge and agree that AmSouth's policy is to provide neutral references concerning existing or former employees and that such policy will be applied to you.

6.  Miscellaneous

     (a) You agree that this agreement constitutes the entire agreement between you and AmSouth and cannot be modified except in a writing signed by you and AmSouth. You agree that in executing this agreement you are not relying on any statements, promises, or representations except as expressly contained herein. You further agree that this agreement is governed by the laws of the State of Alabama.

     (b) You agree that in the event there is any dispute over the terms and conditions of this agreement or the enforcement of this agreement, the exclusive jurisdiction and venue for the resolution of any such disputes shall be the state or federal courts located in Jefferson County, Alabama. You further agree to waive any right to jury trial with respect to any disputes regarding the terms and conditions of this agreement or the enforcement thereof.

     (c) You agree that in the event that you breach any of your obligations under this agreement or as otherwise imposed by law, AmSouth will be entitled to recover the benefits and other compensation paid to you from and after the date hereof, to refuse to pay any further benefits and compensation after such breach and to obtain all other relief provided by law or equity. Additionally, you agree that in the event you breach any of your obligations under this agreement AmSouth will be entitled to its reasonable attorney's fees and costs in enforcing the agreement.



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     (d) The following is required by the Older Workers Benefit Protection Act:

           (i) You have up to twenty-one (21) days from the date of this letter or until close of business on October 28, 1997, to accept the terms of this Agreement, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about the agreement.

           (ii) To accept the agreement, please date and sign this letter and return it to me. An extra copy for your files is enclosed. Once you do so, you will still have an additional seven (7) days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the eighth day after the date of your acceptance will be the effective date of the agreement.

     (e) You acknowledge and agree that the arrangements described in this agreement, including without limitation the arrangements permitting you to continue your current duties through the First Employment Period as provided in
Section 1 hereof for the compensation described in Section 2, are preferable to you than an earlier termination of your employment, and constitute sufficient consideration for your obligations hereunder including without limitation your agreement contained in Section 4(f) hereof.

                                      Sincerely,


                                      /s/ David B. Edmonds
                                      --------------------
                                      David B. Edmonds
                                      Executive Vice President
                                      Human Resources

     By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with an attorney of my choice; that I have read this agreement and understand the terms of this agreement; and that I voluntarily agree to them.

     Dated:  October 10, 1997


                                    /s/ Kristen M. Hudak
                                    --------------------
                                    Kristen M. Hudak